Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A of Blue Ridge Bankshares, Inc. of our report dated March 25, 2016, relating to our audits of the consolidated financial statements of River Bancorp, Inc. and subsidiary as of December 31, 2015 and 2014 and for the years then ended.

We also consent to the reference to our firm under the captions “Experts” in such Offering Statement.

/s/ Elliott Davis Decosimo, LLC

Richmond, Virginia

July 8, 2016